Exhibit 21.1

SUBSIDIARIES

1. Wholly owned subsidiaries of First Mariner Bancorp
First Mariner Bank
Mariner Capital Trust II
Mariner Capital Trust III
Mariner Capital Trust IV
Mariner Capital Trust V
Mariner Capital Trust VI
Mariner Capital Trust VII
2. Wholly owned subsidiaries of First Mariner Bank
First Mariner Mortgage Corporation (inactive)
FM Appraisals, LLC
Compass Properties, Inc.
First Mariner Financial Services, Inc. (inactive)
FMB Holdings, Inc. (inactive)
Canton Crossing II, LLC
3. Wholly owned subsidiary of Canton Crossing II, LLC
Canton Crossing Borrower, LLC